EXHIBIT 5.14

CONSENT OF JOHN BATTISTA

The undersigned hereby consents to (i) the filing of the written disclosure regarding:

•	the Technical Report, Skouries Project, Greece, effective January 22, 2022; and
•	other information pertaining to this project

and (ii) the references to the undersigned’s name in connection with the preparation and review of the scientific or technical information contained in the short form base shelf prospectus and under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ John Battista
Name: John Battista, MAusIMM
Date: May 18, 2023